Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 1Q Results

VALLEY COTTAGE, NY—May 11, 2016—CreditRiskMonitor (OTCQX: CRMZ) reported that for the 3 months ended March 31, 2016 revenues increased 2% to $3.12 million compared to $3.07 million in last year’s first quarter. Net loss for the quarter was approximately $90,300 compared to net income of approximately $36,500 in the prior year period. Cash, cash equivalents and marketable securities decreased approximately $81,200 since 2015 year-end, to $8.88 million.

Jerry Flum, CEO, said, “The quarter was impacted by a planned increase in our marketing expenses as part of our 2016 plan to drive increased traffic to the Company’s website, and improve customers’ experience using the website. This is the Company’s first significant marketing campaign and it includes investment in a substantial redesign of our website, which was launched early in the second quarter. The Company remains debt free and our strong cash position allows us to undertake these initiatives.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited)

	2016	2015

Operating revenues	$3,117,143	$3,070,206

Operating expenses:
Data and product costs	1,255,792	1,229,736
Selling, general and administrative expenses	1,970,439	1,730,813
Depreciation and amortization	50,626	52,747

Total operating expenses	3,276,857	3,013,296

Income (loss) from operations	(159,714)	56,910
Other income, net	17,911	4,956

Income (loss) before income taxes	(141,803)	61,866
Benefit from (provision for) income taxes	51,477	(25,345)

Net income (loss)	$(90,326)	$36,521

Net income (loss) per common share of stock:
Basic	$(0.01)	$0.00
Diluted	$(0.01)	$0.00

Weighted average number of common shares outstanding:
Basic	10,722,321	10,481,065
Diluted	10,722,321	10,702,721

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2016 AND DECEMBER 31, 2015

	March 31, 2016	Dec. 31, 2015
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,620,077	$8,717,899
Marketable securities	262,135	245,474
Accounts receivable, net of allowance	2,032,343	1,927,428
Other current assets	1,089,352	749,925

Total current assets	12,003,907	11,640,726

Property and equipment, net	469,881	395,026
Goodwill	1,954,460	1,954,460
Other assets	62,460	33,999

Total assets	$14,490,708	$14,024,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$8,026,551	$7,436,764
Accounts payable	60,786	78,267
Accrued expenses	1,185,154	1,241,317

Total current liabilities	9,272,491	8,756,348

Deferred taxes on income	806,161	806,161
Other liabilities	6,902	4,314

Total liabilities	10,085,554	9,566,823

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,321 shares	107,223	107,223
Additional paid-in capital	29,511,937	29,473,845
Accumulated deficit	(25,214,006)	(25,123,680)

Total stockholders’ equity	4,405,154	4,457,388

Total liabilities and stockholders’ equity	$14,490,708	$14,024,211

Overview

CreditRiskMonitor (http://www.crmz.com) is a Web-based publisher of financial information, designed to save time and help busy corporate credit and procurement professionals manage risk. The service offers comprehensive commercial credit reports covering public companies worldwide. Over 35% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the Company’s  proprietary FRISK® scores, which have been proven predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information about these risks, uncertainties and factors can be found in the “Risk Factors” of the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.